EXHIBIT 10.3

September 22, 2013

Mr. Patrick McClymont
BY HAND
Dear Patrick:
I am pleased to offer you the position as Executive Vice President and Chief Financial Officer of Sotheby’s (the “Company”), effective as of October 7, 2013, reporting solely and directly to William F. Ruprecht, Chairman, President and Chief Executive Officer, except to the extent you are required to report to the Audit Committee of the Company’s Board of Directors (the “Board”). You will have such duties, powers and responsibilities customarily associated with the position of Chief Financial Officer at other New York Stock Exchange listed companies, including oversight of all finance, treasury and investor relations functions. You will also serve as executive vice president and chief financial officer of Sotheby’s Inc. All heads of corporate financial functions will report solely and directly to you. Your employment shall be at will subject to the provisions of the Severance Agreement entered into between you and the Company on the date hereof (“Severance Agreement”) in the form attached hereto. The place of your employment will be New York City. The significant financial components of the offer are described below.
Your annual salary will be six hundred thousand dollars ($600,000) payable semi-monthly on the 15th and last day of each calendar month or the preceding business day if either pay day falls on a holiday or a weekend, subject to periodic increase at the discretion of the Compensation Committee of the Board. You will receive a one-time taxable signing bonus of three hundred and twenty-five thousand dollars ($325,000) to be paid in the first payroll following commencement of employment. You shall repay the signing bonus (net of taxes) to the Company if you terminate employment without Good Reason (as defined in the Severance Agreement), other than on account of your death or Permanent Disability (as defined in the Severance Agreement), prior to October 7, 2014. As an exempt employee, you will not be eligible for overtime compensation.
You will be eligible to participate in the Company’s Annual Incentive Compensation Program in accordance with the terms thereof, which is a function of worldwide company profitability as well as your own performance. Your full year Total Incentive Target for 2014 and later years will be at least $1,300,000. Your annual incentive opportunity will be divided between a cash bonus and equity award for the years 2014 and 2015 with not less than fifty percent paid as a cash bonus for each such year. For years after 2015, the allocation between a cash bonus and equity award shall be determined by the Compensation Committee on the same basis as applied to all other NEOs except the CEO. You will also receive an incentive bonus opportunity with a target of $160,000 for the period between October 7, 2013 and December 31, 2013 which will be payable solely in cash. To be eligible for your incentive awards (cash or equity), you must be a full-time employee at the end of the bonus year and at the time incentive compensation is paid and have not given or been given notice, except to the extent otherwise provided in the Severance Agreement. Cash incentive compensation, if any, is usually paid at the end of February (but no later than March 15) following the end of the Company's fiscal year.
You will be awarded a grant in February 2014 of performance restricted stock units under the Company’s 2013 Restricted Stock Unit Plan with a grant date fair value of not less than $1,000,000. The number of performance restricted stock units to be included in the grant will be based on the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the grant. The award shall vest on the third anniversary of the date of grant provided that the performance criteria established therefor have been met. The award shall be subject to all the terms and conditions of the Company’s performance restricted stock unit program.
The Company will reimburse you for your travel and entertainment expenses incurred in the performance of your duties in accordance with the Company’s reimbursement policy. You will also be eligible for a Business Development Allowance (“BDA”) of $25,000 annually which will be pro-rated for 2013 to reflect your start date. This may be used for business entertainment and travel upgrades as well as other qualifying expenses subject to Sotheby’s BDA policy. You shall also be entitled to an annual automobile allowance of $25,000 (pro-rated for 2013) and a financial planning allowance of $15,000 (pro-rated for 2013).
Sotheby’s regular business hours are 9:00 a.m. to 5:30 p.m., Monday through Friday.
You will be eligible for twenty (20) days’ vacation annually (pro-rated for 2013) to reflect your start date. You will also be eligible for an additional week of paid holiday time, to be taken during the December holiday week. In 2013, this is Monday, December 23, 2013 until Friday, December 27, 2013.
You will be eligible to participate in Sotheby’s health and welfare benefits and the 401(k) Retirement Savings Plan and Deferred Compensation Plan as of the first day of the month following three months of continuous full time employment on the same terms as Executive Vice Presidents generally. You will be covered under the officer liability indemnification provisions of the Company’s By-laws and the Company’s D&O liability insurance policy covering Executive Vice Presidents and the Chief Executive Officer.
The Company will reimburse you for, or pay on your behalf, promptly after your acceptance of this Offer Letter your professional fees incurred in negotiating this employment arrangement in an amount not to exceed $25,000.
Your non-compete, non-disparagement and non-solicitation covenants are set forth in the Severance Agreement.
Nothing in this Offer Letter shall preclude the Company from recouping, or refusing to pay, any cash or equity incentive-based compensation paid or payable to you in the event of a restatement of the Company’s financial statements but only to the extent that Section 954 of the Dodd Frank Act and regulations thereunder or other similar law has become effective and requires such recoupment or refusal to pay.
To the extent of any inconsistencies between the terms of this Offer Letter and the Severance Agreement, on the one hand, and the Company’s policies and programs, on the other, the terms of this Offer Letter and the Severance Agreement shall control.
Sotheby’s offer of employment is based on your assurances to us that, by accepting employment with Sotheby’s, and by performing your obligations as a Sotheby’s employee, you will not be violating any agreements and/or duties, whether written or oral, with any other person, company or organization. In particular, you represent and acknowledge that:

(i)
you have not taken and will not take or retain any documents or other property belonging to a previous employer or other organization or entity except to the extent you are legally permitted to take or retain such documents or property;

(ii)	you have faithfully performed and will continue to perform all legal and ethical duties to any organization or entity with which you have such an obligation until that arrangement expires;

(iii)	you will not disclose confidential information belonging to any other organization or entity that has entrusted you with such information, even after your relationship with that organization ends.
Please note that this offer is contingent upon your signing Sotheby’s confidentiality agreement in the form attached hereto (the “Confidentiality Agreement”). To the extent of any inconsistencies between the terms of the Confidentiality Agreement and the Company’s general confidentiality policies for executives, the terms of the Confidentiality Agreement shall control.
Please note that your employment with Sotheby’s or any affiliated entity is at will subject to the terms of the Severance Agreement. This means that the Company has the right to terminate your employment at any time just as you have the right to terminate your employment with Sotheby’s at any time with or without cause or notice provided that you are entitled to the benefits set forth in the Severance Agreement. Neither this letter nor any other Company document creates any contractual right, either expressed or implied, for you to remain in Sotheby’s employment for any specific amount of time. Both you and the Company are bound by the notice and other provisions in the Severance Agreement, but these provisions do not otherwise change the at will nature of your employment.
The terms of this offer are governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law.
Please confirm your acceptance of this offer, subject to all other terms and conditions set forth in this letter, by signing below and returning to me.
We are all excited about you joining our team at Sotheby’s and look forward to working with you.
Sincerely,
SOTHEBY’S
/s/ Gilbert L. Klemann, II
Gilbert L. Klemann, II
Executive Vice President
Worldwide General Counsel and Secretary
I accept and agree to the terms stated above and in the attached Separation Agreement regarding my employment at Sotheby’s.

/s/ Patrick McClymont	September 22, 2013
NAME	Date

Sotheby’s New Employee Policy & Confidentiality Agreement for the Americas
By signing below, I confirm that I have received or have been given access to, read and agree to be bound by Sotheby’s Compliance Policies, including without limitation such policies as, the Worldwide Compliance Policy Regarding Movement of Works of Art, House Rules. the Conflict of Interest Policy, the Auction Rules Policy, the Introductory Commissions Policy, the Post-Auction Private Sales Policy, the Internet Auction Rules Policy, the Anti-Money Laundering Policy, the Anti-trust Policy, the Data Protection Policy and any other policies circulated by the Compliance Department. I acknowledge and agree that from time to time the Company may add new policies or revise existing policies and I agree to be bound by the policies in effect as of the date of any such new or revised policies. The versions of these policies in effect can be found on the Compliance Homepage on Sotheby’s Intranet.

1.
Confidential Information. I acknowledge that during the term of my employment I will have access to and possession of trade secrets, confidential business information and proprietary information (hereinafter collectively referred to as “Confidential Information”) about Sotheby’s, its parents, subsidiaries and affiliates (hereinafter collectively referred to as “Sotheby’s”) and their respective clients. Such Confidential Information includes confidential and/or proprietary information concerning Sotheby’s business plans, trade secrets, methods of doing business and any specialized information and/or techniques developed by or through it; Sotheby’s business or operation plans, strategies, prospects or objectives; Sotheby’s structure, technology, distribution, sales, services, support and marketing plans, practices, and operations; the prices, costs and details of Sotheby’s services; the financial condition and results of Sotheby’s operations; Sotheby’s research; Sotheby’s current or potential clients and/or client lists. including information such as clients’ private telephone and fax numbers, business and residential addresses, their purchase and sales history, the contents, value, or history of ownership of their art collections, personal and flintily background information, and the clients’ contact(s) Sotheby’s personnel: operating policies and manuals; financial records and related information. means of gaining access to Sotheby’s computer data systems and related information; or any other financial, commercial, business or technical information related to any of the property or services developed or sold by or through Sotheby’s or its clients. For purposes of this Agreement, Confidential Information includes information in written, graphic, recorded, photographic or any machine readable form or that is orally conveyed to me. These confidentiality provisions survive the term of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge other than as a result of my breach of my obligations hereunder.
During the term of this Agreement and thereafter, I will keep confidential and will not use or disclose to any person or entity other than Sotheby’s any Confidential Information (as defined above) relating to Sotheby’s or its clients, except at the request of Sotheby’s, or as required by an order of a court or government agency with jurisdiction or as required to enforce or defend my rights under my Offer Letter dated September 22, 2013 (“Offer Letter”) or the Severance Agreement dated September 22, 2013 between me and Sotheby’s (“Severance Agreement”). Unless prohibited by law, I will give prompt written notice to Sotheby’s of any such requirement, or threatened requirement, by a court or government agency in order to allow Sotheby’s the opportunity to resist such a request.
To the extent that I am required to develop, review and/or analyze Confidential Information, I further agree to store and maintain all Confidential Information in a secure place.

2.
Undue Advantage. During my employment with Sotheby’s I may have access to “inside” information. Use of “inside” or Confidential Information in making any investment is absolutely prohibited, and I represent and warrant that I will comply with all federal and state securities laws and regulations. Also in the course of my employment with Sotheby’s, I may learn of business opportunities offered to Sotheby’s. I agree that I will not take advantage of such knowledge for my own benefit.

3.Termination of Employment. On the termination of my employment with Sotheby’s, I shall deliver to Sotheby’s all Confidential Information and all copies, summaries or abstracts thereof that come under my direct or indirect control or possession. Such material shall at all times remain the exclusive property of Sotheby’s unless otherwise agreed to in writing by Sotheby’s. Upon termination, I agree to make no further use of any Confidential Information on my own behalf or on behalf of any person or entity other than Sotheby’s, except as required by law or to enforce or defend my rights under the Offer Letter and/or Severance Agreement.
Furthermore, on the earlier of either my termination of employment with Sotheby’s or a request by Sotheby’s, I shall return to Sotheby’s all Sotheby’s property which I obtained from Sotheby’s including any Confidential Information. I acknowledge that all such property and Confidential Information remains at all times the exclusive property of Sotheby’s, unless otherwise agreed to in writing by Sotheby’s.

4.
Equitable Relief. I understand that monetary damages may not provide an adequate remedy for a breach of this Agreement. I therefore agree that upon any breach hereof, Sotheby’s will be entitled to seek equitable relief, including without limitation temporary and permanent injunction, in addition to any other available remedies.

This agreement is not intended, and should not be construed, to limit or prevent an employee from exercising rights under the National labor Relations Act. This agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

/s/ Patrick McClymont	9/22/2013
Signature	Date

DISCLOSURE STATEMENT FOR THE AMERICAS
I have read and understand and agree to be bound by the SOTHEBY’S CONFLICT OF INTEREST policy and SOTHEBY’S CODE OF CONDUCT, including the HOUSE RULES COVERING THE PURCHASING AND SELLING OF WORKS OF ART.
I have the following interests, or engage in, the following activities that, in any such case, should be disclosed in accordance with the CONFLICT OF INTEREST policies. My Disclosure obligation is ongoing and if circumstances change, I agreed to revise it. If there is nothing to disclose, please write “None”. If additional space is needed, use the hack of this form or attach additional sheets.

None

NOTE: This disclosure statement must be returned to the Human Resources

Employee Signature /s/ Patrick McClymont	9/22/2013
Employee Name: Patrick McClymont	Date